Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Siebert Financial Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	(1)	Other	2,000,000	$2.99	$5,980,000.00	0.0001381	$825.84

Total Offering Amounts:						$5,980,000.00		825.84
Total Fee Offsets:
Net Fee Due:								$825.84

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Offering Note(s)

(1)	The amount registered reflected in Table 1 above represents the number of shares of common stock, par value $0.01 per share (“Common Stock”), of Siebert Financial Corp. potentially deliverable pursuant to the Siebert Financial Corp. 2021 Equity Incentive Plan (as amended and restated, the “Amended 2021 Plan”) being registered hereon. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of Common Stock that may be offered and issued under the Amended 2021 Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions. The proposed maximum offering price per unit and the maximum aggregate offering price in Table 1 above are estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on The Nasdaq Capital Market on November 25, 2025, a date that is within five business days prior to filing.